Exhibit 10.10
MERCK & CO., INC.
SPECIAL SEPARATION PROGRAM
FOR
“SEPARATED” EMPLOYEES
Eligible Employees: Employees of Merck & Co., Inc. who are not subject to a collective bargaining agreement and:
(1) who experience a Separation From Service (as defined in the Separation Benefits Plan) on or between November 1, 2005 through December 31, 2008; and
(2) who, as of their Separation Date are
•	Less than age 49; or

•	At least age 49 but not yet age 64 with less than Nine years of Credited Service
Effective Date: As of January 2, 2008

This document summarizes the benefits for which a “Separated Employee” may be eligible under the Special Separation Program and other Merck employee benefit plans and programs. Unless otherwise noted below, the terms and conditions of Merck’s employee benefit plans and programs applicable on an employee’s termination of employment from Merck are as described in the applicable sections of the current Merck Benefits Book (and applicable summaries of material modification) previously provided to you or provided to you with this Brochure, as such plans and programs (and the applicable sections of the Merck Benefits Book) may be amended from time to time. (A copy of the applicable sections of the Merck Benefits Book (and applicable summaries of material modification) can be obtained on line at http://humres.merck.com/benefit/about_benefits_book.html or www.merck.com/benefits or by calling the Merck Benefits Service Center at 1-800-666-3725). However, to the extent that the terms below differ from those described in the applicable sections of the current Merck Benefits Book (and applicable summaries of material modification), this communication constitutes a summary of material modifications and should be kept with that book.
“Separated Employees” are certain nonunionized Merck & Co., Inc. employees
(1) who experience a Separation From Service (as that term is defined in the Separation Benefits Plan) on or between November 1, 2005 through December 31, 2008; and
(2) who, as of their Separation Date, is:
•	Less than age 49 or

•	At least age 49 but not yet age 64 with less than nine years of Credited Service
Separated Employees are only those employees who are designated by Merck as “Separated Employees.” “Separated Employees” do not include employees who terminate employment in any way that does not constitute a Separation From Service as determined by Merck, including employees who resign for any reason. Benefits described in this Brochure only apply to Separated Employees and do not apply to any other Merck employees.
If you have been designated as a Separated Employee, the Company will provide you with a separation letter (the “Separation Letter”) that will describe the Special Separation Program benefits for which you are eligible and include a release of legal claims against the Company, and may also include other terms, such as non-solicitation and non-competition provisions, as the Company in its sole discretion decides to include. In order to receive the benefits under the Special Separation Program, you must sign and return the Separation Letter by the date stated in the letter (the “Separation Letter Return Date”) and not revoke the letter within the revocation period.

Advance Notice or Pay in Lieu of Notice
You will either receive advance notice of your Separation From Service, or, Pay in Lieu of Notice. Pay in Lieu of Notice, which is not contingent upon your signing the Separation Letter, will be paid to you if you are not provided advance notice as described in the Summary Plan Description for the Separation Benefits Plan (the “Separation Plan SPD”) distributed with this Brochure. If the Company is required under the Worker Adjustment Retraining and Notification Act or any other similar federal, state or local law to provide a notice period or pay in lieu of notice, such required notice or pay shall be in lieu of, and not in addition to, any notice or Pay in Lieu of Notice provided under the Separation Benefits Plan.
Special Separation Program
All other benefits under this Special Separation Program are contingent upon the Separated Employee signing and not revoking the Separation Letter. They consist of:
•	Separation Pay

•	Outplacement Services

•	Eligibility for continued medical, dental and life insurance benefits

•	Eligibility for a special payment in lieu of an AIP/EIP bonus for the performance year in which his or her Separation Date occurs if his or her Separation Date occurs after June 30 and on or before December 31 of that performance year

•	Eligibility for extended use of the day care center
Separation Pay, Outplacement Benefits and continued medical, dental and life insurance benefits are described in the Separation Plan SPD distributed with this Brochure.
This Brochure describes the following:
•	the eligibility for extended use of the day care center, if applicable, under the Special Separation Program in exchange for signing and not revoking the Separation Letter;

•	the benefits for those Separated Employees who do not sign, or who sign and later revoke, the Separation Letter; and

•	the terms and conditions of certain Merck benefit plans and programs as they apply to any separated employee without regard to whether they sign the Separation Letter.

Medical (including Prescription Drug) and Dental
Medical (including Prescription Drug) and Dental — If You Do Not Sign the Separation Letter
If you do not sign the Separation Letter, your medical and dental coverage options in effect on your Separation Date will continue under Merck’s medical and dental plans (as they may be amended from time to time) until the end of the month following the calendar month in which your Separation Date occurred. At the end of that period, you will be eligible to elect to continue your coverage in accordance with COBRA for up to 18 months from your Separation Date. If you have no medical and/or dental coverage under Merck’s medical and dental plans on your Separation Date, you will not have medical and/or dental coverage, as applicable, after your Separation Date nor will you be eligible to elect such coverage under COBRA.
Special Separation Program — Medical (including Prescription Drug) and Dental — If You Sign the Separation Letter
Under the Special Separation Program, if you sign the Separation Letter, you will be eligible to continue medical and dental coverage under Merck’s plans (as they may be amended from time to time) for the Separation Pay Period as more fully described in the Separation Plan SPD. If the Separation Pay Period is less than six months, you may continue medical and dental coverage for six months. Contributions for medical and dental coverage will be deducted from your Separation Pay. The contributions will be the same as the contributions for active employees, as they may change from time to time. At the end of the Separation Pay Period or, if the Separation Pay Period is less than 6 months, at the end of the 6-month period during which medical and dental coverages are provided, you may elect to continue your coverage in accordance with COBRA for up to an additional 18 months.
Continuation of medical and dental coverages under the Special Separation Program is subject to the early forfeiture provisions described in the Separation Plan SPD.
Life Insurance
Life Insurance — If You Do Not Sign the Separation Letter
If you do not sign the Separation Letter, your employee group term life, dependent life, and survivor income protection will continue for 31 days after your Separation Date. After this 31-day period you may elect to continue these coverages at the level in effect on your Separation Date under Merck’s Life

Insurance Plan (as it may be amended from time to time). You may continue these coverages at your cost for up to the earlier of 30 months from your Separation Date or age 65. If you wish to continue your survivor income protection and/or your dependent life coverage, you must continue your employee group term life (basic and optional). To continue your life insurance coverage(s) you must submit the applicable form to the Merck Benefits Service Center (1-800-666-3725) within 31 days after your Separation Letter Return Date and you must pay the applicable premium in the time and manner specified by Merck. If you fail to pay the premium in the time and manner specified by Merck, your coverage(s) will be terminated and they will not be reinstated. If you are interested in continuing your coverage(s), contact the Merck Benefits Service Center (1-800-666-3725) for more information and the applicable form.
Your accidental death and dismemberment coverage ends on your Separation Date.
A full month’s premium may be deducted from your paycheck for the month in which your Separation Date occurs.
Special Separation Program — Life Insurance — If You Sign the Separation Letter
Under the Special Separation Program, if you sign the Separation Letter, your basic employee group term life insurance coverage will continue under Merck’s Life Insurance Plan (as it may be amended from time to time) until the earlier of (i) last day of the month in which the Separation Pay Period ends, or, if the Separation Pay Period is less than 6 months, then for 6 months beginning on the first of the month coincident with or following your Separation Date as more fully described in the Separation Plan SPD, or (ii) age 65. Contributions, if any, will be deducted from your Separation Pay. Continuation of basic life insurance under the Special Separation Program is subject to the early forfeiture provisions described in the Separation Plan SPD.
If you sign the Separation Letter and your basic life insurance continues, you may also continue optional term life, dependent life and survivor income protection at your cost for up to the earlier of 30 months from your Separation Date or age 65. If you wish to continue your survivor income protection and/or your dependent life coverage, you must continue your optional employee group term life. To continue your optional life insurance coverage(s) you must submit the applicable form to The Merck Benefits Service Center (1-800-666-3725) within 31 days after your Separation Letter Return Date and you must pay the applicable premium in the time and manner specified by Merck. If you fail to pay the premium in the time and manner specified by Merck, your optional coverage(s) will be terminated and they will not be reinstated. If you are interested in continuing your optional coverage(s), contact The Merck Benefits Service Center (1-800-666-3725) for more information and the applicable form.

After the Separation Pay Period, you may continue your basic employee group term life coverage at your cost for the remainder of the period ending at the earlier of the expiration of the 30-month period from your Separation Date or age 65. At that time, if you are interested in continuing your basic life coverage, you must contact The Merck Benefits Service Center (1-800-666-3725).
If your basic life insurance ends as a result of the early forfeiture provisions of the Separation Benefits Plan, you will not be allowed to continue your optional coverages under the 30-month continuation provisions. See the life insurance section of the Merck Benefits Book (and applicable summaries of material modification) for description of conversion rights.
The chart below is provided for your convenience to compare the medical, dental and life insurance benefits offered under the Special Separation Program to the normal plan provisions.

	Regular Plan	Special Separation
	Provisions	Program (if sign letter)

Medical, Dental, Prescription Drug	Benefits continue to the end of the month following the month in which your Separation Date occurs; eligible for COBRA afterward	Benefits continue to the end of the month in which the Separation Pay Period ends (or a minimum of 6 months); contributions are deducted from Separation Pay; eligible for COBRA afterward

Basic Employee Term Life Insurance (new format-maximum 1x base pay; Old Format -2x base pay)	Coverage at level in effect on Separation Date continues for 31 days; you may elect to continue coverage for up to 30 months (but not beyond age 65) from your Separation Date at your cost	Coverage continues to the end of the month in which the Separation Pay Period ends (or a minimum of 6 months) (but not beyond age 65); contributions are deducted from Separation Pay; you may elect to continue coverage for the balance of up to 30 months (but not beyond age 65) from your Separation Date at your cost

Optional Employee Group Term Life, Dependent Life, Survivor Income	Coverage at level in effect on your Separation Date continues for 31 days; you may elect to continue coverage for up to 30 months (but not beyond age 65) from your Separation Date at your cost	Coverage at level in effect on your Separation Date continues for 31 days; you may elect to continue coverage for up to 30 months (but not beyond age 65) from your Separation Date at your cost

AD&D	No coverage	No coverage
Merck On-Site Day Care Centers
If your child is enrolled in a Merck on-site day care center, the child can remain enrolled at the center until the Separation Letter Return Date. If you sign the Separation Letter and your child is in an infant, toddler or preschool room as of your Separation Date, he/she may continue at the day care center until the third month anniversary of your Separation Date; a child in kindergarten as of your Separation Date may continue until the end of the calendar week in which kindergarten graduation occurs; provided that continued enrollment is subject to your continuing to abide by the rules and regulations of the day care center and the terms of the Separation Letter. Continuation for the first three months shall be at the regular tuition rate. For kindergarten children continuing after the first three months, there may be an additional charge.
Annual Incentive Program/Executive Incentive Program (“AIP/EIP”)—
As described in more detail below, payment of bonuses, or a special payment in lieu of a bonus, depends on when a Separated Employee’s Separation Date occurs during a performance year. Actual AIP/EIP bonuses with respect to the performance year immediately preceding the Separated Employee’s Separation Date may be paid to employees whose employment terminates between January 1 and the time AIP/EIP bonuses are paid for that year to other employees . No AIP/EIP or special payment in lieu of a bonus with respect to the performance year in which the Separation Date occurs is payable for any employee separated after AIP/EIP bonuses are paid for a year and on or before June 30. A special payment in lieu of a bonus is payable under this program with respect to the performance year in which the Separation Date occurs only for employees whose Separation Dates occur on or after July 1 and on or before December 31 of that performance year.
If Your Separation Date occurs between January 1 and the time AIP/EIP bonuses are paid for a year
If your Separation Date occurs on or after January 1 and the day AIP/EIP bonuses are paid to other Merck employees, you will be eligible for consideration for an AIP/EIP bonus with respect to the prior complete performance year on the same terms and conditions as other Merck employees. Provided you are in a class of employees eligible for an AIP/EIP, your AIP/EIP bonus, if any, will be paid to you at the same time AIP/EIP bonuses are paid to other Merck employees or will be deferred in accordance with your applicable deferral election for that AIP/EIP performance year. Eligibility for consideration for AIP/EIP bonus is not contingent upon your signing the Separation Letter. You will not be eligible for any AIP/EIP or payment in lieu of an AIP/EIP for the performance year in which your Separation Date occurs.
If Your Separation Date occurs between the time AIP/EIP bonuses are paid for a year and June 30
If your Separation Date occurs after AIP/EIP bonuses are paid to other Merck employees and on or before June 30, you will not be eligible for consideration for an AIP/EIP bonus or the special in lieu of bonus payment described below whether or not you sign the Separation Letter.

If Your Separation Date occurs after June 30 and on or before December 31
A special payment in lieu of an AIP/EIP with respect to the performance year in which your Separation Date occurs may be paid only if you sign and do not revoke the Separation Letter. The special payment, if any, will be calculated based on the bonus paid to you under the Annual Incentive Program/Executive Incentive Program with respect to the prior complete performance year and the number of months you worked in the current performance year and is subject to adjustment by the Company in its sole discretion based on a variety of factors, including but not limited to your documented poor or extraordinary performance in the current performance year. If you received no AIP/EIP in the prior performance year and you do not have documented poor performance for the prior or current performance year, the Company may base your special payment in lieu of an AIP/EIP bonus, if any, on the minimum of the Company’s bonus range for your position. If your AIP/EIP for the prior performance year was prorated (e.g., due to a leave of absence, new hire status, promotion/demotion, change in full-time/part-time status, etc.), the Company may, in its discretion, calculate your special payment in lieu of an AIP/EIP bonus, if any, by annualizing the actual AIP/EIP paid for the prior performance year. If you receive a special payment in lieu of an AIP/EIP bonus, it will be paid to you (less applicable withholding) as soon as administratively feasible following your Separation Date. Your deferral election applicable to the AIP/EIP for the current performance year if any, will not apply to any special payment in lieu of an AIP/EIP bonus.
OTHER BENEFITS AND PROGRAMS
Stock Options, Restricted Stock Units and Performance Stock Units
Only employees may receive incentives under Merck’s incentive stock plans, including stock options, restricted stock units (“RSUs”) or performance stock units (“PSUs”); therefore, you will not be eligible to receive any grants after your Separation Date.
Outstanding Stock Options, RSUs and PSUs
Whether you sign the Separation Letter or not, the separation provisions applicable to stock options, RSUs and PSUs will apply to any outstanding incentives you hold on your Separation Date. The separation provisions may differ based on the grants. IT IS YOUR RESPONSIBILITY TO FAMILIARIZE YOURSELF WITH THE TERMS OF INDIVIDUAL GRANTS.

Stock Options (separation terms)
Generally, for annual and quarterly stock option grants made prior to 2001, the terms are:
Vested options will expire upon the earlier of (i) the day before the one-year anniversary of your Separation Date or (ii) the original 10-year expiration date.
Generally, for annual and quarterly stock option grants made in 2001 and thereafter:
All outstanding annual and quarterly grants will vest on the Separation Date. You will then have two years to exercise them; they will expire on the day before the second anniversary of your Separation Date.
Key R&D, MRL and MMD new hire stock option grants and other stock option grants may have different terms. See the term sheets applicable to such stock option grants.
If you are later rehired, stock options that are unexercised and outstanding on your rehire date will be reinstated to active status as if your employment had not been interrupted.
RSUs (separation terms)
Under the separation provisions of the RSUs, a pro rata portion of your annual grants of restricted stock units, if any, generally will vest and become distributable soon after your Separation Date. See the term sheets applicable to RSUs granted to you, if any.
PSUs (separation terms)
Under the separation provisions of the PSUs, a pro rata portion of your annual grant of performance share units, if any, will be payable when the distribution, if any, with respect to the applicable performance year is made to active employees. See the term sheets applicable to PSUs granted to you, if any.
If you have any question about your stock options, RSUs or PSUs, you can call the HR Service Center at 1-866-MRK-HR4U (1-866-675-4748).
* * *
The following describes the terms and conditions of certain Merck benefit plans and programs as they apply to employees whose employment with Merck terminates for any reason. For additional information, see the applicable sections of the current Merck Benefits Book (and applicable summaries of material modification).
Dependent Care Reimbursement Account
Your participation in the Dependent Care Reimbursement Account (“DCRA”) ends on your Separation Date. Eligible expenses incurred throughout the calendar year in which your Separation Date occurs (even after Merck employment ends) can be reimbursed but only up to the amount actually contributed to the account. Claims for those expenses must be submitted to Aetna by April 15th of the year following the year in which your Separation Date occurs. Amounts remaining in the account after all eligible expenses have been paid will be forfeited.
Financial Engines
Your eligibility to use the Financial Engines financial planning tool will end on your Separation Date.
Financial Planning
If you elected Financial Planning, you will continue in this benefit through the remainder of the calendar year in which your Separation Date occurs. Your remaining cost for this benefit will be deducted from your final pay check, or, if necessary, from any Pay in Lieu of Notice or Separation Pay paid pursuant to the Separation Benefits Plan. Your Financial Planning election is irrevocable and cannot be changed.
Flexible Benefits Program
The Flexible Benefits Program consists of the following Merck plans and programs: medical, dental, vision, health care and dependent care reimbursement accounts, financial planning, life insurance (including basic and optional term life, dependent term life, survivor income and accidental death and dismemberment), long term care and long term disability. Your participation in these plans ends as described elsewhere in this communication. However, a full month of contribution/premium for your coverage under these plans in effect on your Separation Date may be deducted from your paycheck for the month in which your Separation Date occurs.
Health Care Reimbursement Account
Your participation in the Health Care Reimbursement Account (“HCRA”) ends on your Separation Date, unless you elect to continue to participate in accordance with COBRA for the remainder of the calendar year in which your Separation Date occurs. If you elect to continue participation in HCRA under COBRA, you must make your required contributions on an after-tax basis. Eligible expenses incurred while you participate in HCRA during the calendar year in which your Separation Date occurs can be reimbursed up to your entire elected amount. Claims incurred after your participation in HCRA ends cannot be reimbursed, no matter how much money is left in the account. Claims for expenses incurred during the calendar year in which your Separation Date occurs and while you are a participant in HCRA must be submitted to Aetna by April 15 of the year following the year in which your Separation Date occurs. Amounts remaining in the account after all eligible expenses have been paid will be forfeited.
Long Term Care
If you elected coverage under Merck’s Long Term Care Plan for you (or your spouse or domestic partner), that coverage will end on your Separation Date. However, if you want to continue coverage without interruption, you must contact CNA (the insurer) and pay your first quarterly premium to CNA within 31 days after the last day of the month in which your Separation Date occurs. For more information (and to request the necessary forms) contact CNA directly at 1-800-528-4582.
Long Term Disability
Your participation in the Long Term Disability Plan will end on the last day of the month in which your Separation Date occurs. In other words, you must have satisfied the 26-week eligibility period and filed an application for benefits by the end of the month that includes your Separation Date to be eligible for LTD benefits. If you are disabled and receiving income replacement benefits under the Long Term Disability Plan on your Separation Date, those benefits will continue in accordance with the terms of the Long Term Disability Plan. However, Pay in Lieu of Notice and Separation Pay paid by the Company under the Special Separation Program will act as an offset from benefits payable under the Long Term Disability Plan (meaning the LTD benefits will be reduced by the Pay in Lieu of Notice and Separation Pay.)
Pension
If you have at least 5 years of Vesting Service (as that term is defined in the Retirement Plan) as of your Separation Date, you will be a “terminated vested” participant in the Retirement Plan. This means that your employment will have terminated before you were eligible to “retire” from active service with the Company (generally, age 55 with at least 10 years of Credited Service (as that term is defined in the Retirement Plan)) and that you have a “vested” pension under the Retirement Plan.
If you are a “terminated vested” participant, your benefits under the Retirement Plan must begin no later than the first day of the month following age 65 after your employment terminates. However, you can start receiving a reduced benefit on the first day of any month after you reach age 55. The early payment reduction for a “terminated vested” participant is an “actuarial” reduction. That is, your life expectancy and certain other actuarial assumptions are used in calculating the reduction amount. You should expect this to reduce your benefits substantially because by commencing your benefit early, you receive benefits earlier and for a longer period. A table illustrating examples of actuarial reductions from the age 65 benefit and a more detailed explanation of the benefits for “terminated vested” participants can be found in the Salaried Retirement Plan section of the current Merck Benefits Book (and applicable summaries of material modification). If you do not have at least 5 years of Vesting Service as of your Separation Date, you will not be eligible for a benefit under the Retirement Plan.
After you leave the Company, if you are entitled to a vested benefit from the Retirement Plan, you’ll receive a statement that will tell you what your life income will be at age 65. This will be sent to you within approximately one year from your Separation Date. If any portion of your benefit is from a different plan, such as the Retirement Plan for Hourly Employees of Merck & Co., Inc., there is an offset which reduces the benefit from the Retirement Plan. The aggregate lump sum benefit payable from two different plans generally differs slightly from a lump sum payable from only one plan (especially if different interest rate methodologies apply).
Payments not Compensation for Retirement Plan. Any Pay in Lieu of Notice or Separation Pay is not compensation for Retirement Plan purposes. A bonus or the special payment, if any, in lieu of an AIP/EIP bonus paid after your Separation Date is also not compensation for Retirement Plan purposes.
Savings Plan
Any Pay in Lieu of Notice or Separation Pay you receive under the Special Separation Program is not Base Pay and may not be contributed to the Savings Plan. A pro-rata deduction will be made to the Savings Plan based on the percentage of your monthly base pay you receive for the month in which your Separation Date occurs. If you have a plan loan and do not repay it within 45 days of your Separation Date, the loan will be declared in default and reported as a taxable distribution to the Internal Revenue Service.
You generally may receive a final distribution from the Savings Plan at any time after your Separation Date. However, if your account balance is $5,000 or less, your account balance automatically will be distributed to you soon after your Separation Date. If, upon reaching age 65, you have not previously elected to receive your benefits, your account balance will be distributed to you without regard to its amount. Review the information in the Salaried Savings Plan section of the current Merck Benefits Book (and applicable summaries of material modification) for additional information on Receiving a Final Distribution.
Short Term Disability
Subject to applicable state law, your participation in the Short Term Disability Plan ends on your Separation Date. If you are disabled and are receiving income replacement benefits under the Short Term Disability Plan on your Separation Date, those benefits will continue in accordance with the terms of the plan. However, subject to state law, Pay in Lieu of Notice and Separation Pay paid by the Company under the Special Separation Program will act as an offset from benefits payable under the Short Term Disability Plan (meaning the STD benefits will be reduced by the Pay in Lieu of Notice and Separation Pay). Where state law does not permit such offsets to be made to STD benefits, STD benefits will instead act as an offset from Pay in Lieu of Notice and/or Separation Pay paid (or payable) by the Company under the Special Separation Program (meaning Pay in Lieu of Notice and/or Separation Pay will be reduced by the STD benefits).
Travel Accident
Your coverage under the Travel Accident Insurance Plan ends on your Separation Date.
Vacation Pay
You will be paid for any amount of vacation that you have accrued but not used as of your Separation Date. Conversely, you must reimburse Merck for any vacation you used prior to your Separation Date that you had not earned as of your Separation Date. Any such amounts to be reimbursed may be deducted from any Pay in Lieu of Notice or Separation Pay paid pursuant to the Separation Benefits Plan.
Vision
Coverage under the Vision Plan ends on the last day of the month in which your Separation Date occurs. You will be given the opportunity to continue this benefit in accordance with COBRA for up to 18 months from your Separation Date by paying the required premiums.

* * *
The Special Separation Program described here currently is scheduled to be in effect for Separations From Service that occur from November 1, 2005 through December 31, 2008. Merck retains the right (to the extent permitted by law) to amend or terminate the Special Separation Program and any benefit or plan described in this brochure (or otherwise) at any time. However, following a change in control of Merck (as defined in the Change in Control Separation Benefits Plan), certain limitations apply to Merck’s ability to amend or terminate this and other benefit plans.
While it has no current intention to do so, Merck also may extend, decrease or enhance, the Special Separation Program in the future. If you sign and return the Separation Letter by the Separation Letter Return Date, any later amendment or termination will not decrease or increase the amount of Separation Pay you are eligible to receive under the Special Separation Program.
Notwithstanding anything in the Special Separation Program to the contrary, benefits under the Program that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, will be adjusted to avoid the excise tax under Section 409A. Merck will take any and all steps it determines are necessary, in its sole and absolute discretion, to adjust benefits under the Special Separation Program to avoid the excise tax under Section 409A, including but not limited to, reducing or eliminating benefits, changing the time or form of payment of benefits, etc.
Payments generally may not be made on account of separation from service for six months following the termination of employment of a “Specified Employee” as defined in Prop. Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, which in general includes the top 50 employees of a company ranked by compensation. Notwithstanding anything contained in the Special Separation Program to the contrary, if a Covered Employee is a “Specified Employee” on his or her Separation Date, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, no payments will be made to him or her prior to the first day of the sixth month following termination of employment. Instead, amounts that would otherwise have been payable will be accumulated and paid, without interest, as soon as administratively feasible following such six-month period.

Glossary of Definitions
As used in this document, the following terms have the following meanings.
“Basic Employee Group Term Life Coverage” is the lesser of the amount of the Separated Employee’s group term life coverage in effect on the Separation Date or 1x base pay for those who are considered New Format (2x base pay for those who are considered Old Format).
“Company” or “Merck” means Merck & Co., Inc.
“Credited Service” is as defined in the Retirement Plan.
“Retirement Plan” means the Retirement Plan for Salaried Employees of Merck & Co., Inc.
“Separation Benefits Plan” means the Merck & Co., Inc. Separation Benefits Plan for Nonunion Employees
“Separation Date” means a Separated Employee’s last day of employment with Merck.
“Separated Employees” are certain nonunionized Merck & Co., Inc. employees
(1) who experience a Separation From Service (as that term is defined in the Separation Benefits Plan) on or between November 1, 2005 through December 31, 2008; and
(2) who, as of their Separation Date, is:
•	Less than age 49 or

•	At least age 49 but not yet age 64 with less than nine years of Credited Service
Separated Employees are only those employees who are designated by Merck as “Separated Employees.” “Separated Employees” do not include employees who terminate employment in any way that does not constitute a Separation From Service as determined by Merck, including employees who resign for any reason.
“Separation Letter” means the Company-provided letter that will describe the Special Separation Program benefits and include a release of claims against the Company and may include such other terms such as non-solicitation and non-competition provisions, as the Company determines.
“Separation Letter Return Date” is the date stated in the Separation Letter by which Separated Employees must sign and return it to the Company.

“Separation Pay Period” is the number of full or partial workweeks for which a Separated Employee is being paid Separation Pay.
“Special Separation Program” means the separation benefits that Separated Employees receive if they sign and do not revoke the Separation Letter.